As filed with the Securities and Exchange Commission on September 8, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MULTI-COLOR CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-1125853
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

425 Walnut Street

Suite 1300

Cincinnati, Ohio 45202

(Address of Principal Executive Offices) (Zip Code)

MULTI-COLOR CORPORATION

2006 DIRECTOR EQUITY COMPENSATION PLAN

(Full title of the Plan)

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial Officer and Secretary

Multi-Color Corporation

425 Walnut Street, Suite 1300

Cincinnati, Ohio 45202

(513) 345-1108

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	200,000 shares	$29.745	$5,949,000	$636.55

(1)	Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457 under the Securities Act of 1933 and is based on the average of the high and low prices per share as reported on the NASDAQ – Global Market on September 6, 2006, a date within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“Commission”) by Multi-Color Corporation (“Registrant” or the “Company”) are hereby incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(c) The Company’s Current Reports on Form 8-K filed on July 21, 2006, August 4, 2006 and August 22, 2006; and

(d) The description of the Company’s Common Stock as contained in the Registration Statement on Form 8-A, filed by the Company on August 24, 1987 to register its common stock, no par value per share (the “Common Stock”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock hereby.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Company to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses, including judgment and fines, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, in which such person had no reasonable cause to believe that his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Company, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Company unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Company’s Code of Regulations provides that the Company shall indemnify its officers and directors to the full extent, and according to the procedures and requirements, set forth in the Ohio General Corporation Law as the same may be in effect from time to time.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 1996 fiscal year).

4.2	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 1996 fiscal year).

4.3	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 2000 fiscal year).

4.4	Amended and Restated Code of Regulations (incorporated by reference from the Company’s Registration Statement No. 33-51772 filed September 10, 1992).

5	Opinion of Greenebaum Doll & McDonald PLLC *

23.1	Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5) *

23.2	Consent of Grant Thornton LLP.*

24	Powers of Attorney (included on signature page of the Registration Statement).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, State of Ohio, on September 8, 2006.

MULTI-COLOR CORPORATION

By:	/s/ Dawn H. Bertsche
Dawn H. Bertsche Senior Vice President Finance, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis D. Gerace and Dawn H. Bertsche and each of them such individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis D. Gerace Francis D. Gerace	President, Chief Executive Officer and Director	September 8, 2006

/s/ Dawn H. Bertsche Dawn H. Bertsche	Senior Vice President Finance, Chief Financial Officer and Secretary	September 8, 2006

/s/ James H. Reynolds James H. Reynolds	Vice President Corporate Controller and Chief Accounting Officer	September 8, 2006

Signature	Title	Date

/s/ David L. Abbott	Director	September 8, 2006
David L. Abbott

/s/ Robert R. Buck	Director	September 8, 2006
Robert R. Buck

/s/ Charles B. Connolly	Director	September 8, 2006
Charles B. Connolly

/s/ Lorrence T. Kellar	Director	September 8, 2006
Lorrence T. Kellar

/s/ Roger A. Keller	Director	September 8, 2006
Roger A. Keller

/s/ Thomas M. Mohr	Director	September 8, 2006
Thomas M. Mohr

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 1996 fiscal year).

4.2	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 1996 fiscal year).

4.3	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from the Company’s Form 10-K for the 2000 fiscal year).

4.4	Amended and Restated Code of Regulations (incorporated by reference from the Company’s Registration Statement No. 33-51772 filed September 10, 1992).

5	Opinion of Greenebaum Doll & McDonald PLLC. *

23.1	Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5). *

23.2	Consent of Grant Thornton LLP.*

24	Powers of Attorney (included on signature page of the Registration Statement).

*	Filed herewith.